Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BioCardia, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-1, of BioCardia, Inc. of our report dated March 26, 2025, with respect to the consolidated balance sheets of BioCardia, Inc. as of December 31, 2024 and 2023, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2024 and 2023, and the related notes, which report appears in the December 31, 2024 annual report on Form 10-K of BioCardia, Inc.

/s/PKF San Diego, LLP

San Diego, California

September 16, 2025